Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the below listed registration statements of our report dated March 4, 2021, relating to the financial statements of Brighthouse Life Insurance Company of NY appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

Form S-3:
No. 333-226036
No. 333-229553
No. 333-234535
No. 333-238214

/s/ DELOITTE & TOUCHE LLP
Charlotte, North Carolina
March 4, 2021